Exhibit 21

           Subsidiaries of Technology Research Corporation

The following companies are direct wholly owned subsidiaries of Technology Research Corporation:

	Name of Subsidiary	Jurisdiction of Incoporation
1.	Technology Research Corporation, Honduras S.A. de C.V	Honduras